Bank of South Carolina Corporation Announces Earnings for 2012

CHARLESTON, S.C., Jan. 10, 2013 /PRNewswire/ -- Bank of South Carolina Corporation (Nasdaq: BKSC) announced earnings of $3,666,828 or $.82 per share for the twelve months ended December 31, 2012 – an increase of 14.97% from earnings for the twelve months ended December 31, 2011 of $3,189,318 or $.72 per share. Earnings for the quarter ended December 31, 2012 increased $157,221 or 18.83% to $992,173 compared to $834,952 for the quarter ended December 31, 2011.

Fleetwood S. Hassell, President and Chief Executive Officer of The Bank of South Carolina stated, "We were quite pleased with the Bank's earnings for 2012, which were the third best in our company's history. Average total loan growth for 2012 was 3.7%, primarily as a result of a sharp increase in mortgage loans to be sold. Mortgage banking income increased 104.22% from $674,705 to $1,377,888 for the year 2012 as compared to 2011. This contribution was a driving force for our success in the year. 2012 returns on average equity of 10.97% and on average assets of 1.16% continue to remain strong and compare favorably to 2011 returns of 10.48% and 1.03%, respectively. We remain committed to the fundamentals of community banking. Our business model of asset quality, low cost funding sources and efficient operations will continue to serve us well as we move through 2013. We look forward to the year."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	December 31,	December 31,
	2012	2011

Shares Outstanding
BKSC Common Stock	4,446,239	4,444,940

Book Value Per Share	$ 7.63	$ 7.20

Total Assets	$ 325,289,437	$ 334,028,769

3 Months
Ended

Net Income	$992,173	$834,952

Basic Earnings Per Share	$.22	$.20

Diluted Earnings Per Share	$.22	$.20

Weighted Average Shares
Outstanding Basic	4,495,099	4,444,940

Weighted Average Shares
Outstanding Diluted	4,495,099	4,444,940

12 Months
Ended

Net Income	$3,666,828	$3,189,318

Basic Earnings Per Share	$.82	$.72

Diluted Earnings Per Share	$.82	$.72

Weighted Average Shares
Outstanding Basic	4,445,738	4,439,887

Weighted Average Shares
Outstanding Diluted	4,445,738	4,439,887

CONTACT: Sheryl G. Sharry, +1-843-724-1500